Exhibit 10.6

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered into as of this 14th day of September 2005, by and between First American Title Insurance Company, its Interactive Division (“Subtenant”), a California corporation and First Advantage Corporation, a Delaware corporation, (“Sublandlord”).

THE PARTIES ENTER INTO this Sublease on the basis of the following facts, intentions and understandings:

A. Sublandlord is presently the tenant of the premises located at 12385 First American Way, Poway, California (the “Building”) pursuant to the terms, covenants and conditions of that certain lease (“Master Lease”) dated September 14, 2005 between First American Title Insurance Company, a California corporation (“Landlord”) and First Advantage Corporation, a Delaware corporation. A true and correct copy of the Lease is attached hereto as Exhibit A and incorporated herein by reference.

B. Pursuant to the Master Lease, Sublandlord leases approximately 153,262 rentable square feet in the Building representing the entirety of rentable space in the Building.

C. Subtenant desires to sublet from Sublandlord approximately 19,533 rentable square feet of the above mentioned premises and Sublandlord desires to sublet the same to Subtenant on certain terms, covenants and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties herein contained, the receipt and adequacy of which are hereby acknowledged the parties herein agree as follows:

1. Sublease. Subject to the consent of First American Title Insurance Company, as the Landlord, Sublandlord leases to Subtenant and Subtenant hires from Sublandlord approximately 19,533 rentable-square feet located on the first floor of the Building, and the improvements located therein (collectively “Sublet Premises”), more particularly described in Exhibit B attached hereto and incorporated herein by reference thereto.

2. Sublease Subject to Master Lease. This Sublease shall be subject to all the terms, covenants and conditions of the Master Lease and Subtenant shall assume and perform the obligations of Sublandlord in the Master Lease as set forth in Paragraph 4 herein, to the extent such terms and conditions are applicable to the Sublet Premises.

3. Incorporation of Master Lease. All of the terms, covenants and conditions in the Master Lease are incorporated herein as terms, covenants and conditions of this Sublease to the extent such terms, covenants and conditions are applicable and, along with all of the terms, covenants and conditions of this Sublease. To the extent that the Master Lease provides that Landlord shall provide services, utilities, insurance, maintenance, repairs or any and all other obligations of Landlord rendered in connection with the operation of the Building, Subtenant shall seek recourse first from Sublandlord. If Sublandlord shall not take action reasonably requested by Subtenant, Subtenant may then notify Landlord in writing of such failure. Upon receipt of such written notice, Landlord shall use Landlord’s best efforts to enforce Subtenant’s rights under the Master Lease for the benefit of Subtenant.

4. Rent.

(a) Minimum Fixed Base Rent. Subtenant shall pay to Sublandlord as minimum fixed base rent (“Base Rent”) for the Premises in advance on the first day of each calendar month of the term of this Sublease without deduction, offset, prior notice or demand, the equivalent of $26.80 per rentable square foot per year with full-service monthly rental cost of $43,623.70. Monthly Base Rent for any period during the Term hereof which is for less than one month shall be a prorata portion of the Monthly Base Rent. Monthly Base Rent shall be payable in lawful money of the United States to Sublandlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

(b) Operating Expenses. Included in the gross rent are full- service operating expenses which are as follows: property taxes, insurance, interior and exterior common area maintenance, utilities, five (5) nights per week janitorial service, administrative expenses, premises and common area electric costs. The sublease will provides that all expenses above the 2005 Base year be passed back through to the Subtenant based on Subtenant’s pro rata share of building space usage. Increase in annual Operating Expenses, if any, shall not be limited to the lesser of the actual increase or five (5%) percent, on a non-cumulative basis. Exhibit B attached hereto and incorporated herein by this reference shall define Operating Expenses. Sublandlord’s cleaning specifications are defined in Exhibit C attached hereto and incorporated herein by this reference.

(c) Base Year. Operating Expenses shall be based on a 2005 base year, (the “Base Year”). Subtenant shall be obligated to pay its proportional percentage of Operating Expenses over the Base Year, as adjusted annually except as otherwise provided herein.

5. Term. The term shall commence on September 14, 2005 (“Commencement Date”). The initial Term shall be for five years (5), and Subtenant shall have no extension option (“Extension Option”) to extend the Term of the Sublease subject to the terms of the Master Lease. If, in the event the Term of the Master Lease is renewed as provided therein and extends beyond the expiration of the maximum term-length of five (5)-years, Subtenant, so long that it is not in default at the time of exercise of notice, shall have the right, but not the obligation in its sole discretion, to elect to extend the Term of the Sublease for additional annual periods. Provided further, any such renewal or extension shall be limited and shall not exceed the expiration date of the Master Lease. The Base Rent due during any such extended term shall be equal to the lesser of 95% of fair market value.

6. Possession. Commencing on the full and complete execution hereof, consent of the Landlord and of the Sublandlord, hereto and delivery by Subtenant of a CERTIFICATE OF INSURANCE from a carrier licensed to do business in California.

7. Use. Subtenant shall use the Premises for general office use and for no other purpose without Sublandlord’s prior written consent.

8. Assignment, Mortgaging and Subletting. Subtenant shall not voluntarily assign or encumber its interest in this Sublease or in the Sublet Premises, or sublease all or any part of the Sublet Premises, or allow any other person or entity (except Subtenant’s authorized representatives) to occupy or use all or any part of the Sublet Premises, without first obtaining Sublandlord’s consent, which consent Sublandlord shall not unreasonably withhold, delay or condition. No consent to any assignment or sublease shall constitute a further waiver of the provisions of this Paragraph. Notwithstanding the foregoing, Subtenant shall have the right to assign this Sublease and/or sublet any part or all of the Sublet Premises, without the Sublandlord’s consent, to any corporation which is controlled directly or indirectly by Subtenant, or any entity (including The First American Corporation) which controls, directly or indirectly, Subtenant, or to any of Subtenant’s joint venture partner(s), partnership(s), or other affiliated entity(s), by merger, acquisition, stock purchase or otherwise or to a successor(s)-in-interest to any part or all of Subtenant’s business. Sublandlord shall respond to any Subtenant request to assign, sublease or encumber within ten (10) business days of written notice of Subtenant’s desire to enter into such assignment sublease or encumbrance. If Sublandlord elects to withhold its consent, Sublandlord shall specify in Sublandlord’s written notice to Subtenant the specific, reasonable grounds upon which Sublandlord desires to withhold such consent. If within such ten (10) business day period, Sublandlord fails to respond to Subtenant’s request or to notify Subtenant of the specific, reasonable grounds upon which it is withholding its consent, Sublandlord shall be deemed to have granted its consent to the proposed sublease, assignment or encumbrance. Subtenant shall be entitled to retain fifty (50%) percent of rent and other consideration payable in connection with any assignment or subletting provided Subtenant’s monetary obligations to Sublandlord under this Sublease continue to be satisfied.

9. Default.

(a) Subtenant Default. In the event Subtenant shall breach any of the terms, covenants or conditions of this Sublease or the Master Lease, beyond any commercially reasonable and mutually agreed cure period, then, in that event, in addition to the remedies in the Master Lease, Sublandlord shall have the right to enter and retake the Sublet Premises and terminate Subtenant’s interest under this Sublease.

(b) Sublandlord’s Default; Subtenant’s Remedies. In the event of any failure by Sublandlord to perform any of its obligations hereunder, Subtenant (except in the case of an emergency which shall entitle Subtenant to take action as required under the circumstances upon concurrent notice to Sublandlord) shall take no action without having first given Sublandlord written notice of any such default and a reasonable opportunity to cure such default given the nature of the default not to exceed in any event a period of thirty (30) days. If Sublandlord shall fail to cure such default within such reasonable time period as requested in Subtenant’s notice to Sublandlord, Subtenant shall deliver to Sublandlord a second written notice of default. Following delivery of such second notice and failure by Sublandlord to cure or to commence to cure such default within two (2) business days after delivery of such second notice form Subtenant, Subtenant shall have all rights available to it at law or in equity, and shall have the further right to take the necessary actions to perform Sublandlord’s uncured obligations hereunder at Sublandlord’s expense and, at Subtenant’s election, to either (i) deduct the cost of curing Sublandlord’s obligations from the next due installment of Monthly Base Rent and/or Additional Rent, or (ii) invoice Sublandlord for the costs and expenses thereof (including, without limitation, reasonable attorneys’ fees and costs). Sublandlord shall remit payment to Subtenant within thirty- (30) days of receipt of invoice from Subtenant. If Sublandlord fails to remit payment to Subtenant within the aforesaid thirty—(30) day period, Subtenant shall have the right to offset and deduct said sum from Monthly Base Rent.

10. Alterations. Master Landlord shall not be required to perform any work to the Property or Building (including previously installed Tenant Improvements) prior to the Commencement Date of the Sublease; Subtenant shall take position of the Sublet Premises in its “AS, IS” condition as of the Commencement Date.

11. Furniture & Equipment. (Intentionally omitted)

12. Brokerage Commission. Not applicable

13. Attorneys’ Fees. If either party hereto should bring suit against the other with respect to this Sublease, then all costs and expenses, including without limitation, reasonable professional fees and costs such as appraisers’, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment or appeal. As used herein, attorneys’ fees and costs shall include, without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; (v) bankruptcy litigation; and (vi) costs of appeal.

14. Notices. All notices or demands of any kind required or desired to be given by Sublandlord or Subtenant hereunder shall be in writing and shall be deemed to be delivered upon receipt if personally delivered or seventy-two (72) hours after depositing the notice or demand in the United States Mail, certified or registered, postage prepaid, addressed to the parties as follows:

To Sublandlord:	First Advantage Corporation
C/o First Advantage Corporation
One Progress Plaza, Suite 2400
St. Petersburg, Florida 33701
Attn: Vice President, Facilities

With a copy to:	First Advantage Corporation
C/o First Advantage Corporation
One Progress Plaza, Suite 2400
St. Petersburg, Florida 33701
Attn: Legal Department

To Subtenant:	First American Title Insurance Company
Interactive Division
12385 First American Way
Poway, California

With a copy to:	First American Title Insurance Company
1 First American Way
Santa Ana, California 92707
Attention: National Facilities Group

15. Master Landlord’s Consent. This Sublease shall be subject to the Landlord’s consent and to the covenants, agreements, terms, provisions and conditions of a “Consent to Sublease” duly executed by Landlord, Sublandlord and Subtenant and on such customary form of Landlord’s which Landlord shall adopt for such purpose.

16. Successors. Except as otherwise provided in this Sublease, this Sublease shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

17. Interpretation of Sublease. This Sublease shall be construed and interpreted in accordance with contract law principals of the laws of California, without giving effect to choice of law principles thereunder. The provisions of this Sublease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.

18. Severability. The unenforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal and all remaining provisions of this Sublease shall remain in full force and effect to the maximum extent permitted by law.

19. Sublandlord’s Covenants. Sublandlord covenants, as a material part of the consideration for this Sublease, to keep and perform each and all of said terms, covenants and conditions for which Landlord is liable and that this Sublease is made upon the condition of such performance.

20. Late Charges. Any late charge shall be the lesser of five percent (5%) of the amount due or $500.00 and shall not be imposed unless Subtenant shall fail to pay any sum due within ten (10) days of receipt of written notice from Sublandlord as to any non-payment. Sublandlord agrees not to impose any late charge for the first late payment of monthly rent in any calendar year.

21. Holding Over. In the event Subtenant shall holdover and continue to occupy the Sublet Premises after the expiration of the Term or any permitted extension or renewal thereof, such subtenancy shall be a month-to-month tenancy upon the terms and conditions herein specified, but at a monthly rental equal to one hundred ten percent (110%) of the Monthly Base Rent paid for the last month of the Term of Sublease; provided however, Subtenant shall have the right to holdover for a period not to exceed ninety (90) days after the expiration of the Term (or any extension or renewal thereof) at the Subtenant’s then current Monthly Base Rent.

22. Surrender of Premises. Upon the expiration or termination of this Sublease, Subtenant shall, at Subtenant’s expense, (i) remove Tenant’s goods and effects and those of persons claiming under Tenant, and (ii) quit and deliver up the Sublet Premises peaceably and quietly and in as good order and condition as the same were in on the date the Term of this Sublease commenced or were thereafter placed by either Sublandlord or Subtenant, including, but not limited to, the initial Tenant Improvements constructed by Master Landlord pursuant to the Master Lease, and Alterations, if any, made in accordance with the Master Lease hereof which Sublandlord elects not to have removed, reasonable wear and tear, damage by fire or other casualty, acts of God and the elements excepted. However, notwithstanding the foregoing, Subtenant shall not be obligated to remove any of the initial Tenant Improvements or any Alterations, if any, made to the Sublet Premises unless such Alterations are not typical office improvements and at the time of granting its consent to such Alterations, Sublandlord advised Subtenant that such items will have to be removed at the expiration of the Term. Further, no property of Subtenant shall become the property of Sublandlord at the expiration of the Term unless Sublandlord shall notify Subtenant in writing that Subtenant has left property behind, Subtenant fails to remove such property within a reasonable time after receipt of such notice and Sublandlord complies with all applicable laws regarding the storage, disposal, sale or retention of tenants’ property.

23. Sublandlord’s Right of Entry. Subtenant agrees to permit Master Landlord and or Sublandlord, or its authorized agents or representatives, to enter into and upon any part of the Sublet Premises during reasonable business hours following Subtenant’s receipt of at least twenty-four (24) hour prior written notice (except for an emergency, in which event only such notice as is reasonably practical under the circumstances shall be required) for the purpose of inspecting or cleaning the same, or making repairs, alterations or additions thereto which Sublandlord is obligated to make or which Subtenant requests Sublandlord to make, or exhibiting the Premises to prospective Subtenants or purchasers; provided, however, that Master Landlord and or Sublandlord’s right to enter the Sublet Premises to show them to prospective Subtenants or others shall be limited to the last sixty (60) of the Sublease Term. In no event shall Master Landlord and or Sublandlord’s access onto the Sublet Premises unreasonably interfere with Subtenant’s use of the Sublet Premises and Sublandlord shall use its best efforts to minimize any interference with Subtenant’s business. Provided further, notwithstanding the foregoing or anything in this Sublease to the contrary, except in the event of an emergency, pursuant to statutes and regulations relating to the protection, security and confidentiality of non-public information and records, unauthorized access to the Sublet Premises or access to the Sublet Premises absent Subtenant’s representative shall not be permitted (15 USCS §6801 et seq.).

24. Estoppel Certificates. Each party agrees, from time to time, upon not less than thirty (30) days prior written request by the other party, to deliver to such other party a statement in writing certifying (a) that this Sublease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the date to which the Monthly Base Rent and other charges have been paid, (c) the current Monthly Base Rent and current estimate of Operating Expenses payable by Subtenant, if applicable, (d) the date on which the Term commenced and ends, and the periods, if any, for such Subtenant has options to extend the Term, (e) that, so far as the person making the certification knows, the other party is not in default under any provision of this Sublease and, if such other party is in default, specifying each such default of which the person making the certification may have knowledge, and (f) including such other information as the requesting party may reasonably require.

25. First Right to Lease. If, during the original Term or any Extension Term, Sublandlord elects to Sublease any space in the Building, then Sublandlord shall first offer such space in writing to Subtenant on terms and conditions no less favorable than those terms Sublandlord is willing to offer such space to third parties which shall be the then fair market rental value for the Premises. If within ten (10) days after receipt of such offer, Subtenant does not notify Sublandlord that Subtenant elects to Sublease such space, then Sublandlord shall be relieved of any obligations to Subtenant with regard to any such offering; provided, however, that a failure by Subtenant to Sublease any specific space when so offered by Sublandlord shall not relieve Sublandlord of its obligation to first offer Subtenant any other space in the Building if, as and when Sublandlord elects to offer such other space to third parties. If Subtenant exercises its first right to Sublease, Sublandlord and Subtenant shall negotiate in good faith the fair market rental rate for the first right space and if the parties are unable to agree upon such fair market value within thirty (30) days of Subtenant’s election to Sublease such space (the “Outside Agreement Date”), the parties shall submit such fair market rental rate for determination by appraisal in accordance with Paragraph 27, below.

26. Fair Market Value. If for any purposes of this Sublease, the fair market rental value of the Sublet Premises needs to be determined and the parties shall be unable to agree between themselves as to such fair market rental value, such fair market rental value shall be determined in accordance with the provisions of this Paragraph 27. As used herein, the “fair market rental value” shall mean the annual amount per rentable square foot, projected during the relevant period, that a willing, comparable, non-equity tenant would pay, and a willing, comparable landlord of a comparable quality office building located in the vicinity of the Building would accept, at arm’s length (what Landlord and/or Sublandlord is accepting in current transactions for the Building may be considered), for space of comparable size, quality and floor height as the leased area at issue taking into account the age, quality and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates, office space availability, tenant size, tenant improvement allowances, operating expenses and allowance, parking charges, free rent, reduced rent, free parking, reduced parking, and any other lease concessions, if any, then being charged or granted by Landlord and or Sublandlord or the lessors of such similar office buildings.

27. Miscellaneous.

(a) Time of Essence. Time is of the essence of each provision of this Sublease.

(b) Consent of Parties. Whenever consent or approval of either party is required, regardless of any reference to the words “sole” or “absolute”, such consent shall not be unreasonably withheld or delayed. Whenever this Sublease grants Sublandlord or Subtenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Sublandlord and Subtenant shall act reasonably and in good faith and take no action which might result in the frustration of the other party’s reasonable expectations concerning the benefits to be enjoyed under the Sublease.

(c) Authority. If either party is a corporation, partnership or other entity, each individual executing this Sublease on behalf of such entity represents and warrants that he/she is duly authorized to execute and deliver this Sublease on behalf of such entity, and that this Lease is binding upon such entity in accordance with its terms

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease or have caused their respective authorized representatives to exercise this Sublease on the day and date first set forth above.

Sublandlord		Subtenant

First Advantage Corporation, a Delaware corporation		First American Title Insurance Company, a California corporation

By:	/s/ JULIE WATERS	By:	/s/ KENNETH D. DEGIORGIO
Its:	Vice President and General Counsel	Its:	Vice President

Master Landlord

First American Title Insurance Company, a California corporation

By:	/s/ KENNETH D. DEGIORGIO
Its:	Vice President

-Signature Page-

FAIG Sublease

Exhibit “A”

Master Lease

Note: Pursuant to Item 601(b)(2) of Regulation S-K, schedules containing disclosure of certain materials and exceptions to the representations and warranties have been omitted. First Advantage will provide a copy of such schedules supplementally to the SEC upon request. The description of the schedules are included only for purposes of Item 601(b)(2) of Regulation S-K.

A-1

OPERATING EXPENSES

Exhibit “B”

1. Definition of Operating Expenses. The term “Operating Expenses” as used in the Sublease to which this Exhibit “A” is attached means: all costs and expenses of maintenance and repair of the Building and the Common Areas (as such terms are defined in the Master Lease), as determined by generally accepted accounting practices consistently applied, calculated (if the Building is less than 95% occupied) assuming the Building is ninety-five percent (95%) occupied, including the following costs, but excluding those items specifically set forth in Paragraph 2 below: (a) Real Property Taxes (as defined in the Master Lease); (b) water and sewer charges and the costs of electricity, heating, ventilating, air conditioning and other utilities subject to the terms of Article 11; (c) costs of insurance obtained by Landlord pursuant to the Master Lease; (d) waste disposal and janitorial services; (e) costs incurred in the management of the Building including: (i) office supplies, (ii) commercially reasonable wages and salaries of employees used in the maintenance and repair of the Building, (iii) a management/administrative fee determined as a percentage of each year’s Operating Expenses as set forth in the Master Lease; (f) supplies and materials used for maintenance and repairs; (g) maintenance costs and upkeep of all parking and Common Areas; (h) costs and expenses of gardening and landscaping; (i) maintenance and repair of project or building signs (other than signs of tenants of the Building); and (j) costs and expenses of ordinary and necessary repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal and security.

2. Exclusions From Operating Expenses. Notwithstanding any term or condition set forth in this Exhibit or the provisions of the Master Lease or Sublease to the contrary, Operating Expenses shall not include any of the following:

(a) Any ground lease rental.

(b) Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is entitled to direct reimbursement for such costs other than through the operating expense pass-through provisions of such tenants’ leases or which Landlord provides selectively to one or more, but not all, tenants without reimbursement.

(c) Costs incurred by Landlord for the repair of damage to the Building and/or the Land to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants, warrantors or other third parties.

(d) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for any tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building.

(e) Salaries and bonuses of officers, executives and employees of Landlord not employed exclusively at the Building or who are above the level of Building Manager.

(f) Depreciation and amortization of any type except on materials, tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, all as determined in accordance with generally accepted accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its useful life.

(g) Attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building (including costs incurred due to violations by tenants of the terms and conditions of their leases).

(h) Costs of a capital nature, including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, and any improvements or alterations incurred to comply with any applicable Legal Requirements as set forth in Article 5 of the Master Lease all as determined in accordance with generally accepted accounting practices, consistently applied.

(i) Brokerage commissions, finders’ fees, attorneys’ fees and other costs incurred by Landlord in leasing or attempting to lease space in the Building.

(j) Expenses in connection with services or other benefits, which are not offered to Tenant, or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building.

(k) Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building.

(l) Any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services involving the Building or comparable buildings in the general vicinity of the Building.

(m) Interest, points, and fees on debt or amortization on any mortgage or mortgages encumbering the Building and/or the Land.

(n) Landlord’s general corporate overhead.

(o) Subject to the provision set forth in subparagraph (h) above, rental payments incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial, parking lot maintenance, window washing or similar services.

(p) Advertising and promotional expenditures and, except for the Building directory and interior signs identifying retail use tenants and signage for various equipment room and common areas, costs of signs in or on the Building and/or the Land identifying the owner or any tenant of the Building.

(q) Costs of overtime or other extraordinary expense to Landlord in performing work which Landlord is obligated to perform under any leases which reasonably could have been avoided through the exercise of ordinary diligence.

(r) Taxes and assessments attributable to the tenant improvements of tenants or occupants of the Building which are assessed at a valuation higher than the valuation at which Building standard tenant improvements are assessed to the extent that such taxes or assessments for excess valuation are directly billed to and collected from such tenant or occupants.

(s) Penalties and interest incurred as a result of Landlord’s negligence or inability or unwillingness to make tax payments when due including tax penalties and interest, so long as such penalties or interest do not result from Tenant’s breach of this Sublease or Tenant’s failure to make timely payment of any sum due under this Sublease.

(t) Any charge or expense to the extent that it is materially in excess of that charged by landlords for similar buildings in the general vicinity of the Premises.

(u) Costs due to violation of law.

(v) The amount of any deductible with respect to Sublandlord’s insurance, the costs of self insurance or any risk which Landlord has elected to self insure against and premiums for any insurance not carried as of the commencement of the Master Lease or Sublease, but subsequently obtained by Master Landlord or Sublandlord.

(w) Any increase of, or reassessment in, real estate taxes and assessments resulting from a sale, transfer or other change in ownership of the Building and/or the Land during the lease term or from any major alterations, improvements, modifications or renovations to the Building and/or the Land or from the addition of additional land area to the project or from Landlord’s failure to secure a property tax reduction to the extent such a reduction was obtained for purposes of establishing the base year or expense stop tax component.

(x) Income, profit, franchise, rent, sales, gift, estate, succession, inheritance, foreign ownership, foreign control, transfer, capital levy, and/or personal property taxes payable by Landlord.

(y) Costs of correcting defects in construction or equipment or in replacing defective equipment.

(z) Any and all costs of Landlord in complying with its obligations under Article 5(b) (entitled “Compliance with Law”) of this Lease.

(aa) Any and all costs of Landlord in complying with its obligations under Article 26 (entitled “Environmental Matters”) of this Sublease including, but not limited to, the costs and expenses of clean up, remediation, environmental surveys/assessments, compliance with Environmental Laws (as hereinafter defined), consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc.

(bb) Any and all costs of Landlord for repairs resulting from damage, destruction or condemnation covered by other provisions of this Sublease.

(cc) Any and all costs incurred by Landlord in connection with the transfer or disposition of Landlord’s interest in the Property.

(dd) Any and all costs incurred by Landlord in the operation of any specialty operations or facilities at the Building such as any health or exercise club, broadcast facility, rooftop antenna facility, helicopter pad, concierge or any luncheon or other restaurant, club, concession or facility.

(ee) If Tenant’s responsibility for Operating Expenses is based upon a “base year” or “expense stop”, any new item or category of expense not included in the base year or expense stop shall not be included in Operating Expenses.

(ff) Parking area maintenance, operating costs and real estate taxes for any such parking areas to the extent such costs are offset by parking area revenues.

(gg) Initial cost and replacement costs of any permanent landscaping, water features, fountains, artwork, sculptures and other decorative treatments.

(hh) Contributions to Operating Expense Reserves.

(ii) Any other cost or expense which, under generally accepted accounting principles consistently applied, would not be considered to be an operating expense of the Building or any comparable building.

3. Other Operating Expense Limitations

Operating Expenses for the Building should be “net” only and for such purposes should be deemed reduced by any insurance reimbursement or recovery, or other reimbursement, recoupment, revenue, payment, discount, credit, reduction, allowance or the like received by Landlord in connection with such expenses. Where Landlord allocates Operating Expenses to the Building which are shared with other buildings or properties, Landlord shall clearly identify the allocation of such costs in Landlord’s reporting statements and the rationale for such allocation. In any event, Landlord shall not collect Operating Expanses from Tenant and all other tenant’s of the Building in excess of 100% of the costs actually incurred by Landlord in connection with the maintenance and repair of the Building.

CLEANING SPECIFICATIONS

Exhibit “C”

A.	OFFICE AREAS

Daily:	All cleaning in Premises (except washing outside of windows) will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

l.	Empty and clean all waste receptacles and ash trays; remove waste materials from the Premises; wash receptacles as necessary.

2.	Damp-mop all spillage in uncarpeted areas.

3.	Vacuum all rugs and carpet areas in offices, lobbies and corridors.

4.	Hand-dust all office furniture, fixtures, telephone and all other horizontal surfaces (but only the extent surfaces are cleared of all materials such as papers, documents and files).

5.	Sweep all private stairways, vacuum if carpeted.

6.	Police all stairwells and sidewalks throughout the entire Project and keep in clean condition.

7.	Spot-clean carpeting as required.

8.	Spot-clean spill marks on resilient floor tile.

9.	Spot-clean all wall marks.

10.	Secure all lights.

11.	Remove fingerprints, dirt smudges, etc.

12.	Clean drinking fountains.

13.	Wipe bright work.

14.	It is understood that Landlord shall have no obligation (a) to wash or otherwise clean dishes, glasses and other utensils used for preparing food or beverages or (b) to remove or store such dishes, glasses and other utensils in order to clean any area, fixture or surface of the Premises.

15.	Wash and clean all water coolers nightly.

Weekly:

l.	Hand dust all door louvers and other ventilating louvers.

2.	Dust and/or wash all lobby walls, directory boards and display glass weekly; remove fingerprints and smudges nightly.

3.	Wipe clean and polish all metal and bright work.

4.	Damp-mop and polish as required all resilient flooring in the Premises and public corridors and elevator lobbies; more often if necessary.

5.	Wash, clean and polish all water coolers and fountains.

6.	Dust in place all picture frames, charts, graphs, and similar wall hangings.

7.	Spot-clean all wall marks.

8.	Clean glass around entrance doors.

9.	Clean chair mats.

Monthly:

l.	Wash and polish all resilient floors.

2.	Dust all paneled walls and doors and other similar surfaces not reached in nightly or weekly cleaning.

3.	Vacuum all ventilating and air-conditioning louvers, high moldings, and other areas not reached in nightly or weekly cleaning.

4.	Remove all finger marks and smudges from doors, door frames, around light switches, private entrance glass and partitions.

Quarterly:

l.	Dust exterior of lighting fixtures.

2.	Dust all window louvers or blinds.

3.	Damp-mop building stairwells.

4.	Floors re-waxed and old wax removed as necessary, but not less than quarterly.

B.	LAVATORIES

Daily:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday and excluding national holidays.

l.	Clean and damp-mop floors.

2.	Wash and polish all mirrors, bright work and enameled surfaces, shelves, dispensers and other washroom fixtures.

3.	Wash and sanitize with a disinfectant all basins, bowls and urinals using non-abrasive cleaners to remove stains and nightly clean underside of rims of urinals and bowls.

4.	Wash and sanitize (both sides of seat) with a disinfectant for toilet seats.

5.	Dust, clean and wash where necessary, all partitions, tile walls and all dispensers and receptacles using a disinfectant when necessary.

6.	Empty and sanitize all receptacles and sanitary disposals.

7.	Provide materials and fill tissue-holders, towel, sanitary napkins and soap dispensers.

8.	Clean flushometers, piping, toilet seat hinges and other metal work nightly.

9.	At lease once during the day, but not more than twice, check and supply men’s and ladies’ washroom for toilet tissue replacement, paper towel replacement, soap replacement and sanitary napkin replacement.

Weekly:

l.	Machine-scrub lavatory floors, apply floor finishing where applicable.

2.	Wash and polish all partitions, tile walls and enamel surfaces.

Quarterly:

l.	Wash windows.

2.	Vacuum all louvers, ventilating grilles and dust light fixtures.

C.	MISCELLANEOUS SERVICES

l.	Maintain building lobby, corridors, elevators, loading dock and receiving areas, and other public areas in a clean and orderly condition.

2.	Covered in no. 9 above.

3.	Damp-mop spillage in office and public areas as required.

4.	Hose-off loading dock and freight handling areas on a monthly basis.

5.	During inclement weather, Landlord will place floor mats at the entrances to Building and will clean mats as necessary.

D.	GLASS CLEANING

l.	The interior and exterior of windows will be washed quarterly, except when rendered impracticable by inclement weather, but not less than three times per year.

E.	MAIN FLOOR AND ELEVATOR LOBBIES

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

l.	Wash and clean all swinging and revolving glass doors, frames and hardware.

2.	Clean and polish lobby console, including glass directories and exterior glass at ground floor as needed, but not less than monthly.

3.	Clean and polish all chrome bright work including kick plates, base, partition top hand rails, waste paper receptacles, planters, elevator call button plates, hose cabinets, mail chutes and service elevator lobby and escalator housings, landings, aluminum and brass elevator tracks and visible hardware.

4.	Clean all interior architectural aluminum and brass finishes.

5.	Clean all painted, vinyl and granite wall surfaces, as required.

6.	Clean all door thresholds of dirt and debris, as required.

7.	Spot clean, sweep and damp-mop all granite, brick paver and seal as required.

8.	Clean and dust counter tops, work table, directory board glass and ledges.

9.	Empty, clean and sanitize as required all waste paper baskets and refuse receptacles.

F.	SERVICE OFFICES (ENGINEERING, SECURITY, CLEANING); STORE ROOMS; SERVICE CORRIDORS; ROOF; AND SERVICE SINK CLOSETS

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

l.	Remove trash from all of the above areas.

2.	Maintain an orderly arrangement of all janitorial supplies and paper

3.	Maintain in a clean and orderly arrangement all equipment stored in these areas, such as mops, buckets, brooms, vacuum cleaners, scrubbers, etc.

4.	Clean and disinfect service sinks, as required.

5.	Sweep and damp-mop service sink closet floors. Deodorize and disinfect as required.

6.	Sweep store room floors.

7.	Police roof as required.

Weekly:

1.	Damp-mop all composition floors in store room. Deodorize and disinfect as required.

G.	PASSENGER ELEVATORS

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

1.	Clean all walls inside of cabs including base.

2.	Clean interior surface of cab walls and doors.

3.	Clean outside surfaces of all elevator doors and frames.

4.	Spot clean elevator cab floor carpeting.

5.	Vacuum all cab floor carpeting thoroughly. Edge all carpeting thoroughly.

Weekly:
1.	Damp wipe clean entire cab ceiling.

2.	Shampoos and hot water extract with neutralizing rinse all elevator cab floor carpets, as required.

H.	SERVICE ELEVATORS

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

1.	Spot clean all surfaces of the interior of all cabs and all exterior doors and frames.

2.	Clean dirt and debris from grooves in both cab and landing door tracks.

3.	Sweep and scrub as required flooring of all cabs.

Weekly:

1.	Thoroughly clean all interior and exterior surfaces of cab walls, doors and frames.

2.	Machine scrub and refinish where applicable.

3.	Clean floor landing tracks.

I.	LOADING AREA, TRASH AREA AND SERVICE ENTRANCE SPECIFICATIONS

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays:

1.	Place all miscellaneous trash and debris, except construction materials, in the Building’s trash receptacles, compactors or balers.

2.	Stack all trash in designated area (compactor or bin).

3.	Sweep entire area.

4.	Hose down or mop trash area and disinfect as required.

Weekly:

1.	Hose down loading dock area and service entrance area. Deodorize and disinfect area as required.

Quarterly:

1.	Perform high dusting and/or wash down services for all high reach projections, ducts, pipes, ledges, etc. in loading area and service entrance area.

J.	EXTERIOR STRUCTURE AND GROUNDS SERVICES

Nightly:	All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding national holidays.

1.	Police entire perimeter of project.

2.	Spot sweep accumulations of dirt, papers and leaves in all corner areas where wind tends to cause a collection of this debris.

Weekly:

1.	Hose down entire perimeter of project.

The janitorial and cleaning services shall be comparable to the janitorial and cleaning services of the Comparable Buildings with respect to the level of quality and the manner in which such services are performed. This cleaning specification may be reasonably changed or altered by Landlord from time to time to facilitate conformity with the latest methods of maintenance and cleaning technology generally recognized as acceptable for the Comparable Buildings, subject to Tenant’s approval with respect to the conformity of such changes or alterations with the latest methods of maintenance and cleaning technology generally recognized as acceptable for the Comparable Buildings, which approval shall not be unreasonably withheld or delayed. Landlord reserves the right to reasonably alter the level of such services from time to time as determined by Landlord to be appropriate for a first-class office building, subject to Tenant’s approval, which shall not be unreasonably withheld or delayed. However, in no event will the level or quality of service be diminished by such changes. In the event Tenant requires a higher level of service beyond that which was required to be provided or was actually provided on the Commencement Date, pursuant to this Sublease to suit its particular needs, the cost of such additional service shall be borne by Tenant.

K.	GENERAL PROVISIONS

All cleaning services shall be performed after Regular Business Hours except as otherwise specially requested by Tenant and except for exterior window washing.